Exhibit 5.1

SIDLEY AUSTIN LLP ONE SOUTH DEARBORN CHICAGO, IL 60603 (312) 853 7000 (312) 853 7036 FAX	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT	GENEVA HONG KONG LONDON LOS ANGELES NEW YORK	SAN FRANCISCO SHANGHAI SINGAPORE TOKYO WASHINGTON, DC

FOUNDED 1866

October 31, 2006

Owens Corning

One Owens Corning Parkway

Toledo, Ohio 43659

Re:	8,850,000 Shares of Common Stock, $0.01 par value per share

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) being filed by Owens Corning, a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 8,850,000 shares of Common Stock, $0.01 par value per share (the “Shares”), of the Company to be issued under the Owens Corning 2006 Stock Plan (the “Plan”).

In rendering the opinions expressed herein, we have examined and relied upon a copy of the Registration Statement and the exhibits thereto (including the Plan). We have also examined and relied upon originals, or copies of originals certified or otherwise identified to our satisfaction, of such agreements, documents, certificates and statements of government officials and other instruments, and have examined such questions of law and have satisfied ourselves as to such matters of fact as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to us for our examination.

Based on the foregoing, and subject to the qualifications and limitations hereinafter set forth, we are of the opinion that:

1. The Company is duly incorporated and validly existing under the laws of the State of Delaware.

2. The Shares will be legally issued, fully paid and non-assessable when: (i) the Registration Statement shall have become effective under the Securities Act; (ii) the Shares shall have been duly issued and delivered in the manner contemplated by the Plan; and (iii) certificates representing the Shares shall have been duly executed, countersigned and registered and duly delivered to the persons entitled thereto against receipt of the agreed consideration therefor (not less than the par value thereof) in accordance with the Plan.

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships

Owens Corning

October 31, 2006

We do not find it necessary for the purposes of this opinion letter to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states or the District of Columbia to the issuance of the Shares.

This opinion letter is limited to the General Corporation Law of the State of Delaware and the Securities Act.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons for whom consent is required by Section 7 of the Securities Act or the related rules promulgated by the Commission thereunder.

Very truly yours,

/s/ Sidley Austin LLP